UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2022

ZAI LAB LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor, Pudong Shanghai, China	201210

314 Main Street 4th Floor, Suite 100 Cambridge, MA, USA	02142
(Address of principal executive offices)	(Zip Code)

+86 21 6163 2588

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 10 Ordinary Shares, par value $0.000006 per share	ZLAB	The Nasdaq Global Market
Ordinary Shares, par value $0.000006 per share*	9688	The Stock Exchange of Hong Kong Limited

*  Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Zai Lab Limited (the “Company”) appointed Joshua Smiley as the Company’s Chief Operating Officer, effective on August 1, 2022, following the completion of his leave with his former employer. Mr. Smiley, aged 53, began his career at Eli Lilly and Company in 1995 holding leadership positions across the organization, including serving as Senior Vice President and Chief Financial Officer. Mr. Smiley earned his bachelor’s degree in history from Harvard College in 1993.

In connection with Mr. Smiley’s appointment, Zai Lab (US) LLC, a wholly owned subsidiary of the Company, entered into a written employment agreement (the “Agreement”) with Mr. Smiley. The Agreement provides Mr. Smiley with an annual base salary of $600,000 per year, pro-rated for his period of service as Chief Operating Officer in 2022. Mr. Smiley is also eligible to participate in our annual bonus program, with a target annual bonus opportunity of 50% of his base salary. The actual bonus award amounts will be determined by the Board of Directors of the Company (or the Compensation Committee thereof) based on Mr. Smiley’s performance and the Company’s performance against goals established by the Board of Directors (or the Compensation Committee thereof). In addition, the Agreement provides Mr. Smiley with a cash sign-on bonus of $400,000 to be paid in two installments: $250,000 in August 2022 and $150,000 in August 2023, with the second installment contingent upon Mr. Smiley relocating to the Boston area by such time. The Company will also grant to Mr. Smiley in August 2022 an option to purchase up to 139,000 American Depositary Shares of the Company (“ADSs”) with an exercise price per share equal to the fair market value of an ADS on the date of the grant (the “Option”) and restricted share units representing 79,500 ADSs (the “Restricted Share Units”), each under and subject to the terms and conditions of the Zai Lab Limited 2022 Equity Incentive Plan (the “Plan”). The Option and Restricted Share Units will each vest annually over five years, subject to the terms of the Plan and the applicable Option and Restricted Share Unit agreements and Mr. Smiley’s continued employment with the Company.

In accordance with the Company’s customary practice, the Company has entered into an indemnification agreement with Mr. Smiley, which requires the Company to indemnify Mr. Smiley against certain liabilities that may arise in connection with his status or service as an executive officer.

The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by the full text of the form of indemnification agreement, which is filed as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed on March 1, 2022 and which is incorporated herein by reference.

There are no arrangements or understandings between Mr. Smiley and any other person pursuant to which he was appointed as Chief Operating Officer, nor are there any transactions between Mr. Smiley and the Company that would be reportable under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Smiley and any of our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

By:	/s/ F. Ty Edmondson
F. Ty Edmondson Chief Legal Officer

Date: August 3, 2022